UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2014

INTERACTIVE INTELLIGENCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-54450 (Commission File Number)	45-1505676 (IRS Employer Identification No.)

7601 Interactive Way Indianapolis, IN 46278 (Address of principal executive offices, including zip code)

(317) 872-3000 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2014, Interactive Intelligence Group, Inc. (the “Company”) acquired all of the outstanding capital stock of OrgSpan, Inc., a privately held provider of cloud-based enterprise social communications solutions (“OrgSpan”), pursuant to the terms of a Stock Purchase Agreement, dated as of May 14, 2014 (the “Stock Purchase Agreement”), among the Company, Donald E. Brown, M.D., Jeffrey Swartz and each of the other sellers named therein.  As previously disclosed, Dr. Brown, the Company’s Chairman of the Board, President and Chief Executive Officer, was a founder and majority stockholder of OrgSpan.

Under the terms of the Stock Purchase Agreement, in consideration for all of the capital stock of OrgSpan, the Company paid consideration of approximately $15.6 million, which included the repayment of OrgSpan’s outstanding debt of approximately $8.0 million. OrgSpan’s outstanding debt consisted primarily of operating loans provided by Dr. Brown bearing interest at a rate of 4.25% per annum.

Approximately $1.5 million in cash was paid to OrgSpan’s stockholders (other than Dr. Brown) and to holders of vested OrgSpan stock options. In exchange for his shares of OrgSpan stock, Dr. Brown has the right to receive an aggregate of 98,999 restricted shares of the Company’s common stock (the “Restricted Shares”), which Restricted Shares will vest and be issued by the Company upon the achievement of certain performance-based conditions tied to the launch and sales of the Company’s next generation cloud communication platform. That platform incorporates certain OrgSpan products and technology.  The same price per share of OrgSpan stock was payable to Dr. Brown and all other stockholders.  The number of Restricted Shares to be received by Dr. Brown was determined on the basis of a 20-day average closing price of the Company’s common stock of $61.65.  The Restricted Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act.

In addition, after the closing of the acquisition, the Company granted restricted stock units to certain OrgSpan employees who are now employees of the Company under the Company’s 2006 Equity Incentive Plan, as amended.  Two-thirds of these restricted stock units will vest on the date that is 12 months after the closing date of the acquisition, provided that the first commercial release of the Company’s next generation cloud communication platform has occurred prior to that date, and one-third of these restricted stock units will vest on the date that is 24 months after the closing date of the acquisition, provided that the first two-thirds have vested.  Vesting is also subject to an employee’s continued employment with the Company.

The Stock Purchase Agreement contains representations, warranties and covenants of the Company, OrgSpan and each of the sellers named therein.  The Stock Purchase Agreement also contains indemnification provisions whereby each of the sellers and/or Dr. Brown will indemnify the Company for certain losses arising out of breaches of the representations, warranties and covenants of OrgSpan or the sellers under the Stock Purchase Agreement and certain other matters.

The foregoing description of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Stock Purchase Agreement contains representations and warranties as of specific dates that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties have been modified or qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Stock Purchase Agreement. Accordingly, the Company’s shareholders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock

Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The transaction was negotiated and approved by the Company’s audit committee following its previously disclosed reassessment of the relationship between the Company and OrgSpan. The audit committee retained its own independent valuation consultant and its own independent counsel in connection with the reassessment.  The committee’s valuation consultant subsequently provided the audit committee with a fairness opinion concerning the transaction.  Following its approval, the audit committee recommended that the acquisition be approved by the Company’s board of directors.  The independent members of the Company’s board of directors unanimously approved the transaction, with Dr. Brown recusing himself from all board deliberations related to OrgSpan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit:

The following items are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description
2.1*	Stock Purchase Agreement, dated as of May 14, 2014, among Interactive Intelligence Group, Inc., Donald E. Brown, M.D., Jeffrey Swartz and each of the other sellers thereto

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence Group, Inc. (Registrant)

Date: May 14, 2014	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Stock Purchase Agreement, dated as of May 14, 2014, among Interactive Intelligence Group, Inc., Donald E. Brown, M.D., Jeffrey Swartz and each of the other sellers thereto

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.